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Exhibit 99.4

RIGEL PHARMACEUTICALS, INC.
SHARES OF COMMON STOCK
OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO
RECORD STOCKHOLDERS OF RIGEL PHARMACEUTICALS, INC.

                        , 2003

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

        This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the "Rights Offering") by Rigel Pharmaceuticals, Inc. ("Rigel") of shares of its common stock (as such term is defined below), pursuant to subscription rights (the "Rights") distributed to all holders of record ("Recordholders") of shares of Rigel's common stock, par value $0.001 per share (the "Common Stock"), at 5:00 p.m. Central Daylight time on April 29, 2003 (the "Record Date"). The Rights are described in Rigel's prospectus dated                        , 2003 (the "Prospectus").

        In the Rights Offering, Rigel is offering an aggregate of 15,625,000 shares of Common Stock, as described in the Prospectus. The Rights will expire, if not exercised, at 5:00 p.m. Central Daylight time on                        , 2003, unless extended in the sole discretion of Rigel (as it may be extended, the "Expiration Date"). Each Right allows the holder thereof to subscribe for             of a share of Common Stock (the "Basic Subscription Privilege") at the cash price of $0.64 per share (the "Subscription Price"). Each Right also carries with it the ability for the holder thereof to subscribe (the "Over-Subscription Privilege") for additional shares of Common Stock that have not been purchased by other Recordholders pursuant to their Basic Subscription Privilege, at the Subscription Price, if such holder has fully exercised its Basic Subscription Privilege. See "The Rights Offering—Subscription Privileges" in the Prospectus.

        The Rights are evidenced by a Rights certificate (a "Subscription Rights Certificate") registered in your name or the name of your nominee. Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one non-transferable Right for each share of Common Stock owned by such beneficial owner as of the close of business on the Record Date.

        We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Subscription Rights Certificate be issued.

        Please take prompt action to notify any beneficial owners of Common Stock as to the Rights Offering and the procedures and deadlines which must be followed to exercise their Rights. If you exercise the Over-Subscription Privilege on behalf of beneficial owners of Rights, you will be required to certify to the Subscription Agent and Rigel, in connection with the exercise of the Over-Subscription Privilege, as to the number of shares held on the record date on the beneficial owner's behalf, the number of Rights exercised under the Basic Subscription Privilege, that the entire Basic Subscription Privilege held in the same capacity has been exercised in full, and the number of shares of Common Stock subscribed for pursuant to the Over-Subscription Privilege. Certain other information received from the nominee holder must also be disclosed to Wells Fargo Bank, MN, N.A. (the "Subscription Agent") and Rigel.

        All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid for by Rigel or the Subscription Agent. Enclosed are copies of the following documents:

  1.
  The Prospectus;

  2.
  Instructions as to Use of Rigel Pharmaceuticals, Inc. Subscription Rights Certificates (including Notice of Guaranteed Delivery for Subscription Rights Certificates Issued by Rigel Pharmaceuticals, Inc.) (the "Subscription Rights Certificate Instructions");

  3.
  A form letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instruction;

  4.
  Notice of Guaranteed Delivery for Subscription Rights Certificates Issued by Rigel Pharmaceuticals, Inc.;

  5.
  Nominee Holder Certification; and

  6.
  A return envelope addressed to the Subscription Agent.

        Your prompt action is requested. To exercise Rights, you should deliver the properly completed and signed Subscription Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures, as described in the Subscription Rights Certificate Instructions), with payment of the Subscription Price in full for each share of Common Stock subscribed for, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Subscription Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m. Central Daylight time on the Expiration Date. FAILURE TO RETURN THE PROPERLY COMPLETED SUBSCRIPTION RIGHTS CERTIFICATE WITH THE CORRECT PAYMENT WILL RESULT IN YOUR NOT BEING ABLE TO EXERCISE YOUR SUBSCRIPTION RIGHTS. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

        Additional copies of the enclosed materials may be obtained from the Subscription Agent, Wells Fargo Bank, MN, N.A. The Subscription Agent's telephone number is 1-800-468-9716.

Very truly yours,

RIGEL PHARMACEUTICALS, INC.

Nothing in the Prospectus or in the enclosed documents shall constitute you or any person as an agent of Rigel Pharmaceuticals, Inc., the Subscription Agent or any other person making or deemed to be making offers of the securities issuable upon valid exercise of the rights, or authorize you or any other person to make any statements on behalf of any of them with respect to the offering except for statements expressly made in the Prospectus.

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  Exhibit 99.4
RIGEL PHARMACEUTICALS, INC. SHARES OF COMMON STOCK OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO RECORD STOCKHOLDERS OF RIGEL PHARMACEUTICALS, INC. , 2003